Compound Project, LLC DOS/A

Exhibit 6.3

ASSIGNMENT OF CONTRACT

KNOW THAT Compound Asset Management Inc. (“Assignor”), for good and valuable consideration paid by COMPOUND REACH 1805, LLC, a Delaware limited liability company (“Assignee”), hereby assigns unto the Assignee, all of Assignor’s right, title, and interest in and to that certain “As Is” Residential Contract for Sale and Purchase dated effective October 21, 2019, and any and all rider(s), amendment(s), and/or addenda entered into in connection therewith (the “Contract”), in connection the real property commonly known as 68 SE 6th Street, #1805, Miami, FL 33131, made by and between Assignor, as Buyer, and Harley Hines and Nichole Hines, as Seller.

Assignee hereby accepts the Assignment of the Contract contemplated herein.

IN WITNESS WHEREOF, this assignment has been duly executed by the Assignor and Assignee as of this 6th day of November, 2019.

ASSIGNOR:

Compound Asset Management Inc.

By:	/s/ Manish Shah
Name:	Manish Shah
Title:	Head of Asset Management

ASSIGNEE:

COMPOUND REACH 1805, LLC,
a Delaware limited liability company

By:	/s/ Manish Shah
Name:	Manish Shah
Title:	Head of Asset Management